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                                                                       EXHIBIT 1



                               AMENDMENT TO THE
                       COMPANY'S CERTIFICATE OF INCORPORATION

         1. The Certificate of Incorporation is amended to effect a Reverse Stock Split of shares of Common Stock of the Corporation, par value $.01 per share ("Common Stock") on the basis of issuing one share of Common Stock for each ten (10) issued shares of Common Stock, by amending ARTICLE FOURTH of the Certificate of Incorporation to read as follows:

                           FOURTH. The aggregate number of shares which the corporation shall have authority to issue is thirty-one million (31,000,000) shares, of which thirty million (30,000,000) shares shall be designated Common Shares, par value $.01 par share, and 1,000,000 shares shall be designated Preferred Shares, $1.00 par value. The relative rights, preferences and limitations of the shares of each class are as follows:

                           (A) The Preferred Shares authorized hereby may be issued (i) in such series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as the Board of Directors shall fix by resolution, and (ii) in such number of shares in each series as the Board of Directors shall fix; provided that the aggregate number of all Preferred Shares issued does not exceed the number of Preferred Shares authorized hereby.

                                    (B) Holders of Common Shares shall be
                           entitled to such dividend, liquidation and voting rights and such other rights and privileges as are provided by the Business Corporation Law, subject to the rights of holders of Preferred Shares issued pursuant to the provisions of paragraph (A) above.

                                    (i) Upon the filing of this amendment with the office of the Secretary of State of the State of New York, each Common Share, par value $.01, of the Corporation, issued at such time, shall be changed into one-tenth (0.1) of one fully paid and non-assessable Common Share of the Corporation. In lieu of the issuance of any fractional shares that would otherwise result from the Reverse Stock Split effected by this paragraph, the


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                                    Corporation shall issue to any stockholder
                                    that would otherwise receive fractional
                                    shares one (1) additional Common Share.




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